China Internet Café Holdings Group Announces Record Fourth Quarter and Full Year 2010 Financial Results

* FY 2010 Revenue increased 45.7% to $20.5 million year-over-year; resulting from 9.7% same store sales growth and 16 new cafes

* Net income was $5.7 million for FY 2010, up 29.5% year-over-year

* Added 5 internet cafes in the fourth quarter 2010, bringing total to 44 internet cafes

SHENZHEN, China, March 30, 2011 -- China Internet Cafe Holdings Group, Inc. ("CICC" or the "Company") (OTC Bulletin Board: CICC), one of the largest owners and chain operators of internet cafes in Southern China, today announced its financial results for its fourth quarter and full year 2010.

SUMMARY FINANCIALS

Fourth Quarter 2010 Results
	Q4 2010	Q4 2009	CHANGE
Sales	$6.3 million	$3.6 million	+74.5%
Gross Profit	$2.3 million	$1.5 million	+58.0%
Net Income	$1.5 million	$1.1 million	+36.4%
EPS (Fully Diluted)	$0.08	$0.06	+33.3%

Full Year 2010 Results
	FY 2010	FY 2009	CHANGE
Sales	$20.5 million	$14.0 million	+45.7%
Gross Profit	$8.6 million	$5.6 million	+53.4%
Net Income	$5.7 million	$4.4 million	+29.5%
EPS (Fully Diluted)	$0.29	$0.23	+26.1%

Fourth Quarter of 2010 Financial Results

For the quarter ended December 31, 2010, net revenue increased 74.5% to $6.3 million, compared to $3.6 million in the fourth quarter of 2009. Revenue growth from locations opened at least one year was 8.4% and represented approximately $4.1 million in revenues. Revenues from locations opened in the last twelve months were $2.2 million. At December 31, 2010, the Company had over 1 million registered users, a 75% increase from 0.6 million at the end of 2009. Approximately 80% of all registered users were active in the past year while half have used their IC card at least once in the past week.

$ 000’s	Q4 2010	Q4 2009	YOY % Change	FY 2010	FY 2009	YOY% Change
Same Store Sales	$3,393	$3,131	8.4%	$13,627	$12,426	9.7%
IC Cards Sold	142,904	100,511	42.2%	558,087	468,552	19.1%
Active Customers*	630,423	360,813	74.7%	1,008,676	577,300	74.7%
*Customers who have used a CICC IC card during the corresponding periods

"We are pleased to report a strong fourth quarter, which achieved record top line growth to finish a successful 2010 with positive momentum,” said Mr. Dishan Guo, Chief Executive Officer of China Internet Café. “During the fourth quarter we opened 5 new stores, bringing the total number of internet cafes operating under the "Dragon Surf" brand name to 44. While we continue to expand our presence in Shenzhen, we have also worked to identify suitable acquisition targets in provinces beyond Guangdong, which will leverage our management expertise and operating infrastructure to capitalize on growth opportunities in other desirable geographic locations.”

Gross profit for the fourth quarter of 2010 increased 58.0% to $2.3 million, compared to $1.5 million in the fourth quarter of 2009. Gross margin decreased 3.8 percentage points to 36.3%, as compared to 40.1% in the comparable period of 2009. The decrease was mainly attributable to the annual performance-based bonuses paid to employees and higher education expenses for employees.

Operating expenses increased to $0.8 million for the fourth quarter of 2010 from $0.05 million for the fourth quarter of 2009. The increase was primarily due to $0.5 million in stock based compensation expenses.

Operating income for the fourth quarter of 2010 increased 43.6% to $2.0 million, compared to $1.4 million in the comparable period of 2009. Operating margin was 31.8% in the quarter compared to 38.6% in the fourth quarter of 2009.

Income tax expense for the fourth quarter of 2010 increased 70.9% to $0.5 million, compared to $0.3 million in the same period last year,

Net income for the fourth quarter of 2010 was $1.5 million, or $0.08 per diluted share, an increase of 36.4% compared to $1.1 million or $0.06 per share for the same period last year. Diluted earnings per share were calculated using weighted average shares of 19,400,000 and 19,000,000 for the quarters ended December 31, 2010 and December 31, 2009, respectively.

Results for the Year Ended December 31, 2010

Net revenue was $20.5 million for the year ended December 31, 2010, an increase of 45.7% from $14.0 million for the same period in 2009. Revenue growth was driven by the opening of 16 new cafes in 2010 and an increase in same store sales of 9.7%. Cafes opened prior to January 1, 2010 contributed $15.8 million of revenue while locations opened during 2010 contributed $4.6 million.

Gross profit for the full year 2010 was $8.6 million, an increase of 53.4% from $5.6 million in 2009. Gross margins increased 210 basis points year over year to 42.2%, with the improvement attributable to positive operating leverage as a result of higher computer usage by customers.

General and administrative expenses for the year ended December 31, 2010 increased to $0.6 million, and increase of 282% from $0.2 million in the full year of 2009 due to increases in staff and training at the 16 new cafes. $0.5 million in stock compensation expenses were incurred during 2010 which were not present in 2009.

Operating income for the year ended December 31, 2010 was $8.0 million, an increase of 45.5% from $5.5 million in the same period last year. Operating margins were 39.0%, a slight improvement from the 38.9% reported during 2009.

Net income was $5.2 million for 2010 with $0.29 in diluted earnings per share compared to $4.4 million, or $0.23 per share for the same period last year. Calculations were base using weighted average shares of 19,601,644 and 19,000,000 for the year ended December 31, 2010 and December 31, 2009, respectively.

Financial Condition

As of December 31, 2010, the Company had $3.8 million in cash and cash equivalents, compared to $3.1 million at year-end 2009, working capital of $6.2 million and a current ratio of 3.4:1. As of December 31, 2010, shareholders' equity was $13.5 million, up from $7.1 million at the end of 2009. On February 23, 2011 the Company raised $5.7 million in net proceeds through an equity offering.

CICC operates a cash business, with revenue from IC cards credited in its bank account approximately 15 days after a card is sold. The Company does not run accounts receivable balances.

For the year ended December 31, 2010, the Company generated $5.8 million in cash from operating activities, compared with $4.8 million for the same period last year. Net cash used in investing activities was $5.4 million for the year ended December 31, 2010, which included of the build out of new cafes, acquisitions, and leasehold improvements to existing cafes.

Business Outlook

In 2011 the China Internet Cafe will focus on organic growth of its owned and operated (“O&O”) internet café outlets as it continues to expand its presence in Shenzhen, where population growth and the influx of migrant workers are expected to continue. CICC opened 16 new cafes in 2010, and increase of 57% from 28 in 2009. The average capital expenditures per café in 2010 were $0.25 million and are consistent with the strategy to open more high-end cafes with a larger number of total seats. With average revenue per store of $0.52 million per year and a 28% net margin, the average payback period is 1.5 to 2 years.

During the first quarter of 2011, the Company opened four new locations. During the second quarter of 2011, management expects to add seven new cafes. This includes a mix between small and large depending on the demographics surrounding each location.

The Company plans to drive same store sales by offering new loyalty programs such as online gaming competition and focusing on increasing the availability of high quality value-added content such movies, TV shows and video games. In 2011, a credit rewards program will allow loyal customers to earn extra gaming time and encourage credit consumption. For example, customers using 300-499 credits within a month will receive a 5% credit back the following month. New cafes will be outfitted with private rooms with surround sound, equipped movie screening areas, and team gaming and tournament play areas with LCD screens for spectator viewing to drive incremental revenue and increase the average revenue per user.

Management is currently evaluating acquisitions outside Shenzhen in order to expand its geographic footprint and to eventually secure a national internet café license. The Company continues to carry out stringent due diligence on potential targets, with a disciplined focus on accretive opportunities. As such, management is confident it will consummate a transaction before the beginning of September 2011.

Beginning in the second half of 2011 China Internet Cafe plans to launch a unique franchise model which will leverage the company’s operating expertise. The franchisee will have no up-front costs aside from the build-out, will own the café and receive 60% of annual income. China Internet Café will grant the franchisee the right to use CICC’s internet café operating license and Junlong brand, assist the franchisee with securing the appropriate store location, train the management team, and assist with implementing all operating and finance software in exchange for 40% of each franchise store’s net income.

About China Internet Cafe Holdings Group, Inc.

Since opening its first internet cafe in 2006 under the name Shenzhen Junlong Culture Communication CO. Ltd., China Internet Cafe Holdings Group, Inc. has expanded quickly to 46 cafes in Shenzhen, Guangdong province, China. The Company provides high quality, affordable internet services to consumers who purchase reloadable cards. Customers can access a range of online services, including email, web surfing, watching movies, online gaming, voice over IP, and social media in a comfortable, friendly and safe environment. CICC offers a variety of internet connectivity stations with varying speeds, monitor sizes and seating arrangements.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's registration statement on Form F-1, as amended. All information provided in this press release is as of the date hereof. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Information:
China Internet Cafe Holdings Group, Inc.
Mr. DishanGuo
Chief Executive Officer
Phone: +86-755-8989-1398

Mr. Jingwei Li
Vice President of Corporate Finance
Phone: +86-755-8989-0998
Email: kerban@sina.com

Investor Relations:
HC International
Ted Haberfield, Executive Vice President
Phone: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: www.hcinternational.net

China Internet Café Holdings Group, Inc.
Consolidated Balance Sheet

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash	$3,836,824	$3,061,856
Restricted cash	945,280	1,645,411
Loan receivable	2,419,916	-
Rental deposit	55,512	-
Equipment deposit	1,300,650	81,217
Inventory	180,582	204,971

Total current assets	8,738,764	4,993,455

Property, plant and equipment, net	6,848,342	3,572,696
Intangible assets, net	191,087	-
Rental deposit-long term portion	235,509	144,504

Total assets	$16,013,702	$8,710,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loan	$151,245	$146,259
Accounts payable	69,373	33,979
Deferred revenue	579,822	775,985
Payroll and payroll related liabilities	199,548	124,390
Income and other taxes payable	987,194	525,470
Accrued expenses	102,018	43,126
Amount due to a shareholder	465,741	5,162

Total current liabilities	2,554,941	1,654,371

Commitments and contingencies (Note 17)

Stockholders' Equity
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, 0 share
issued and outstanding)	-
Common stock ($0.00001 par value, 100,000,000 shares authorized,
20,200,000 and 19,000,000 shares issued and outstanding as of December 31,
2010 and 2009, respectively)	202	190
Additional paid in capital	1,628,417	1,373,484
Statutory surplus reserves	718,744	718,744
Retained earnings	10,499,454	4,752,871
Accumulated other comprehensive income	611,944	210,995

Total stockholders’ equity	13,458,761	7,056,284

Total liabilities and stockholders’ equity	$16,013,702	$8,710,655

China Internet Cafe Holdings Group, Inc.
Statement of Income and Comprehensive Income

	For The Years ended
	December 31
	2010	2009

Revenue	$20,460,459	$14,038,931

Cost of revenue	11,823,456	8,409,527
Gross profit	8,637,003	5,629,404

Operating Expenses

General and administrative expenses	634,739	166,141
Total operating expenses	634,739	166,141

Income from operations	8,002,264	5,463,263

Non-operating income (expenses)

Interest income	8,265	-
Interest expenses	(9,437)	(819)
Other expenses	(43)	(5,733)
Reorganizational expenses	(435,086)	-

Total non-operating expenses	(436,301)	(6,552)

Net income before income taxes	7,565,963	5,456,711
Income taxes	1,819,380	1,068,262

Net income	$5,746,583	$4,388,449

Other comprehensive income
Foreign currency translation adjustment	400,949	8,958
Net comprehensive income	$6,147,532	$4,397,407

Basis and diluted earnings per share of common stock	$0.29	$0.23

Basis and diluted weighted average common stock outstanding	19,601,644	19,000,000

China Internet Cafe Holdings Group, Inc.
Consolidated Statement of Cash Flows

	For The Years Ended
	December 31
	2010	2009
Cash flows from operating activities
Net income	$5,746,583	$4,388,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,664,405	1,303,177
Amortization	23,540	-
Changes in operating assets and liabilities:
Prepayment	(2,360,317)	-
Rental deposit	(114,027)	(13,449)
Inventory	30,604	(130,619)
Accounts payable	31,592	11,499
Deferred revenue	(217,133)	(26,466)
Payroll and payroll related liabilities	69,171	4,457
Income and other taxes payable	432,880	(420,123)
Accrued expenses	52,936	10,632
Amount due to a director	456,842	(346,093)
Net cash provided by operating activities	5,817,076	4,781,464
Cash flows from investing activities
Acquisition of property, plant and equipment	(4,152,294)	(1,324,220)
Deposits paid for property, plant and equipment	(1,270,511)	(19,952)
Assets Acquisition of cafes	(728,866)	-
Restricted Cash	737,599	(1,644,525)
Net cash used in investing activities	(5,414,072)	(2,988,697)
Cash flows from financing activities
Cash acquired from reverse merger	1,442	-
Capital contribution by shareholder	251,612	-
Proceeds from short term loan	451,245	146,180
Repayment of short term loan	(451,245)	-
Net cash flows provided by financing activities:	253,054	146,180
Effect of foreign currency translation on cash	118,910	3,811
Net increase in cash	774,968	1,942,758
Cash- beginning of year	3,061,856	1,119,098
Cash- end of year	$3,836,824	$3,061,856

Cash paid during the year for:
Interest paid	$9,437	$1,423
Income taxes paid	$1,630,711	$962,623

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVIES:
Summary of Assets Acquired from Acquisitions:
Net Property and Equipment	$503,492	$-
Other Current Assets	15,792	-
Intangible Assets	209,582	-
Net Assets Acquired	$728,866	$-

Transfer of equipment deposits paid in property and equipment	$83,811	$-